Exhibit 99.1

Sinoenergy Corporation	CCG Elite Investor Relations Inc.

Ms. Laby Wu, CFO	Mr. Crocker Coulson, President

Phone: +86-10-8492-8149	Phone: +1-646-213-1915 (New York)
Email: labywu@sinoenergycorporation.com	Email: crocker.coulson@ccgir.com

Sinoenergy Acquires Stake in CNG Wholesale Processing Plants, and Purchases New Manufacturing Site

Beijing, January 28, 2008--Sinoenergy Corporation (OTC Bulletin Board: SNEN), (“Sinoenergy” or the “Company”), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and operator of CNG filling stations in the People’s Republic of China, today announced that it signed a purchase agreement to acquire Giant Power International Limited (“GPI”) for $8.75 million. The Company signed a separate purchase agreement to acquire Qingdao Shan Yang Tai Chemistry Resources Development Co., Ltd. (“QSYT”) for $5.33 million.

GPI is a Hong Kong based holding company that invests in CNG processing and wholesaling businesses located in China. Jointly with PetroChina Hengran Petro-Gas Company Limited (“Hengran”), GPI invested in four CNG processing and wholesaling businesses in the cities of Zhengzhou in Henan province, Wuhu in Anhui province, and Nanjing in Jiangsu province, each of which owns a large-scale CNG wholesale processing plant. Three of the processing plants are operating. The fourth processing plant is waiting for final licensing, and expects to begin operations soon. GPI directly or indirectly owns stakes ranging from 9% to 35% in these four processing and wholesaling businesses. China Petroleum Corporation (“PetroChina”) owns 20% of Hengran.

Each of the three operating plants has a 20-year natural gas supply and distribution contract with PetroChina. Based on their current daily natural gas handling capacity of 300-350 thousand cubic meters, these three operating plants are capable of handling 114 million cubic meters of natural gas per year.

According to the terms of the purchase agreement, to be implemented within a month, the sellers, who are GPI's previous shareholders, guaranteed that Sinoenergy will receive RMB 8 million (depending on exchange rates, equal to approximately $1.1 million at the current conversion rate) in after tax income in 2008.

“Sinoenergy’s acquisition of GPI provides us with access to natural gas resources as well as direct returns on equity investments in several existing large-scale and profitable CNG processing plants,” said Mr. Bo Huang, CEO of Sinoenergy Corporation. “Sinoenergy will participate in operating CNG processing plants, which will help us strengthen our relationship with CNG suppliers. This relationship is important because Sinoenergy is building CNG retail filling stations in Xuancheng City, Pingdingshan City, Nanjing City and other markets which are covered by GPI’s four CNG processing plants.”

Sinoenergy also entered into an agreement, to be implemented by the end of January, to acquire QSYT, a Chinese and Japanese joint venture. QSYT’s only asset is a 1.1 million square foot plot of land with a 35,067 square foot unfinished plant on it. “Through the acquisition of QSYT, we obtained an ideal manufacturing site for our pressure container business, which we will relocate from downtown Qingdao,” commented Mr. Huang. “We will soon begin to examine the various ways through which we can dispose of our property in downtown Qingdao.”

About Sinoenergy

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as a designer, developer and operator of retail CNG filling stations in China. In addition to its CNG related products, the Company also manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, risks related to the introduction of new products, enhancement of margins, and transformation of the business focus of Sinoenergy, the achievement of profitability targets by Sinoenergy, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.